Exhibit 99.1

LETTER OF INSTRUCTION

With respect to the Exchange Offer Regarding the

3.750% Senior Secured Notes due 2028

4.200% Senior Secured Notes due 2028

5.375% Senior Secured Notes due 2047

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON [•], 2017, unless extended

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated [•], 2017 (the “Prospectus”) of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (together, the “Issuers”) with respect to the Issuers’ exchange offer set forth therein (the “Exchange Offer”). I understand that the Exchange Offer must be accepted on or prior to 11:59 PM, New York City time, on [•], 2017, unless extended.

This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuers’ 3.750% Senior Secured Notes due 2028, 4.200% Senior Secured Notes due 2028 and/or 5.375% Senior Secured Notes due 2047 (collectively, the “Old Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

3.750% Senior Secured Notes due 2028	$
4.200% Senior Secured Notes due 2028	$
5.375% Senior Secured Notes due 2047	$

With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX(ES)):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY):

3.750% Senior Secured Notes due 2028	$
4.200% Senior Secured Notes due 2028	$
5.375% Senior Secured Notes due 2047	$
(must be in integral multiples of $1,000)

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuers and you that:

1.	The undersigned is acquiring the Issuers’ 3.750% Senior Secured Notes due 2028, 4.200% Senior Secured Notes due 2028 and/or 5.375% Senior Secured Notes due 2047, for which the Old Notes will be exchanged (the “Exchange Notes”), in the ordinary course of its business;

2.	Neither the undersigned nor any other person acquiring Exchange Notes in exchange for the undersigned’s Old Notes in the exchange offer is engaging in or intends to engage in a distribution of Exchange Notes within the meaning of the federal securities laws;

3.	The undersigned is not engaged in, and does not intend to engage in, and does not have an arrangement or understanding with any person to participate in, the distribution of Exchange Notes;

4.	The undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), of either of the Issuers; and

5.	Subject to the following sentence, the undersigned is not a broker-dealer and does not intend to engage in a distribution of the Exchange Notes. Or, if the undersigned is a broker-dealer holding Old Notes acquired for its own account as a result of market-making activities or other trading activities, the undersigned will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Old Notes pursuant to the Exchange Offer.

Once the Issuers accept the tender of the Old Notes, this letter of instruction is a binding agreement between the undersigned and the Issuers.

The Issuers reserve the absolute right to:

1.	Reject any and all tenders of any particular Old Notes not properly tendered;

2.	Refuse to accept any Old Notes if, in their reasonable judgment or the judgment of their counsel, the acceptance would be unlawful; and

3.	Waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes before the expiration of the Exchange Offer.

The undersigned also authorizes you to:

(1)	Confirm that the undersigned has made such representations; and

(2)	Take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offer.”

The Exchange Offer is subject to certain conditions, described in the Prospectus in the section entitled “The Exchange Offer—Conditions.”

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: